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                                                                EXHIBIT 11.1


                       AMERICAN DENTAL TECHNOLOGIES, INC.
               STATEMENT RE:  COMPUTATION OF NET INCOME PER SHARE



                                                 Three Months Ended            Six Months Ended
                                                       June 30                     June 30
                                                  1997         1996*          1997          1996*
                                               -------------------------     ------------------------
Primary net income per share

Weighted average shares outstanding             6,945,130     4,000,074      6,938,378     3,967,394

Net effect of dilutive stock options and
  warrants based on the treasury stock
  method using average market price or
  the initial public offering price               705,417       953,756        734,835       711,348
                                              -----------   -----------     ----------    ----------
Weighted average number of common
  and common equivalent shares                  7,650,547     4,953,830      7,673,213     4,678,742
                                              ===========   ===========     ==========    ==========

Net income available for common
  shareholders                                $ 1,403,773   $   689,941     $2,290,047    $1,138,251
                                              ===========   ===========     ==========    ==========

Net income per common share                   $      0.18   $      0.14     $     0.30    $     0.24
                                              ===========   ===========     ==========    ==========



                                                Three Months Ended                Six Months Ended
                                                  June 30, 1996*                   June 30, 1996*
                                                ------------------                -----------------
Fully diluted net income per share

Weighted average shares outstanding                 4,000,074                        3,967,394

Net effect of dilutive stock options and
  warrants based on the treasury stock
  method using ending market price or
  the initial public offering price                 1,184,654                        1,184,654
                                                   ----------                      -----------

Weighted average number of common
 and common equivalent shares                       5,184,728                        5,152,048
                                                   ==========                      ===========

Net income available for common
 shareholders                                      $  689,941                      $ 1,138,251
                                                   ==========                      ===========

Net income per common share                        $     0.13                      $      0.22
                                                   ==========                      ===========


Note: Fully Diluted Net Income per share for the three and six month periods ended June 30, 1997 are represented by the same calculation as Primary Net Income per share. The Net Income per share was calculated using the Treasury Stock Method.

        *The number of shares reflect the effects of a one-for-four reverse stock split which was effective March 17, 1997, calculated without regard to fractional interests.